Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Free Share Schedule 2021, Long Term Incentive Plan 2014, Global Employee Share Purchase Plan and Shell Provident Fund of Shell plc of our reports dated March 10, 2021, with respect to the consolidated financial statements of Royal Dutch Shell plc and the effectiveness of internal control over financial reporting of Royal Dutch Shell plc included in its Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
London, United Kingdom

January 28, 2022